POWER OF ATTORNEY

The undersigned Trustee of Rivus Bond Fund hereby appoints each of Leonard I. Chubinsky, Clifford D. Corso, Mark D. Morris and Richard J. Walz as attorneys-in-fact and agents, in all capacities, to execute and to make any filings on Form 3, Form 4 and Form 5 on my behalf in accordance with the Securities Exchange Act of 1934, as amended. The undersigned grants to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned Trustee hereby executes this Power of Attorney as of this 6th day of April 2010.

/s/Ellen D. Harvey

Ellen D . Harvey